Exhibit 99.1

CellTracks® Analyzer II Receives FDA 510(k) Clearance for Linux-Based Software

Huntingdon Valley, PA, March 22, 2006 – Immunicon Corporation (NASDAQ-NM:IMMC) announced today that Linux-based software for the CellTracks® Analyzer II was cleared by the U.S. Food and Drug Administration for in vitro diagnostic use through the 510(k) process. The CellTracks Analyzer II is currently sold with XP-based software for counting and characterizing circulating tumor cells CTCs, which predict survival in patients with metastatic breast cancer. The new software provides an improved user interface and data management, faster scanning time and more flexibility in analysis of CTCs.

Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research, and may have application in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company’s forward-looking statements. These factors include, but are not limited to, risks associated with: the Company’s dependence on Veridex, LLC; the Company’s capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company’s product candidates; the Company’s ability to use licensed products and to obtain new licenses from third parties; the Company’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for the Company’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to competitors’ products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company’s industry. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter” and “CellTracks” are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. “CellSearch” is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media: Tierney Communications

James G. Murphy SVP of Finance & Administration, CFO 215-346-8313 jmurphy@immunicon.com	Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone	215.830.0777
fax	215.830.0751
web	www.immunicon.com